Exhibit 99.2

FOR IMMEDIATE RELEASE	Contact:	Bernard H. Clineburg
October 25, 2012		Chairman & Chief Executive Officer
703.584.3400

Cardinal Financial Corporation Elects
William J. Nassetta, MD, MPH, to Board of Directors

TYSONS CORNER, Virginia – Cardinal Financial Corporation (NASDAQ: CFNL) is pleased to announce that William J. Nassetta, MD, MPH, was elected to the Board of Directors on October 23, 2012.  Dr. Nassetta is Founder, CEO, and Medical Director of CORE, LLC, an Occupational Medical Staffing and Consultation Company, and Founder and CEO of CORE Health Networks.  Both companies operate nationally.

Dr. Nassetta was born in Washington, D.C. and earned both his B.A. and his M.D. from the University of Virginia.  He also holds a Master of Public Health in Occupational Medicine from the University of Michigan, as well as numerous other post graduate credentials.  Dr. Nassetta currently serves as Medical Director for a number of organizations and companies, including NASA, Georgia Pacific, and UOP, a Honeywell Company.  He is certified in Internal Medicine, and is a member of the American College of Occupational and Environmental Medicine.  Dr. Nassetta has lectured extensively, and consults nationally.

“Cardinal is honored to welcome Dr. Nassetta to our distinguished Board of Directors,” said Bernard H. Clineburg, Chairman and CEO of Cardinal Financial Corporation.  “Bill’s business leadership and wide range of experience in the medical and business fields will add value and a new perspective to our Board as we look ahead to growth and expansion opportunities.”

About Cardinal Financial Corporation: Cardinal Financial Corporation, a financial holding company headquartered in Tysons Corner, Virginia with assets of $3.01 billion at September 30, 2012, serves the Washington Metropolitan region through its wholly-owned subsidiary, Cardinal Bank, with 27 conveniently located banking offices. Cardinal also operates several other subsidiaries: George Mason Mortgage, LLC, and Cardinal First Mortgage, LLC, residential mortgage lending companies based in Fairfax, with 16 offices throughout the Washington Metropolitan region; Cardinal Trust and Investment Services, a trust division; Cardinal Wealth Services, Inc., a full-service brokerage company; and Wilson/Bennett Capital Management, Inc., an asset management company. The Company’s stock is traded on NASDAQ (CFNL). For additional information please visit our Web site at www.cardinalbank.com or call (703) 584-3400.

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